NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release April 29, 2010

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES FIRST QUARTER 2010 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the first quarter ended March 31, 2010. During the first quarter, the FHLBank’s financial condition remained strong despite ongoing effects from the economic recession and financial crisis. The FHLBank continued to fulfill its role as an important provider of reliable and favorably priced wholesale funding to members, with a competitive dividend paid to stockholders. Highlights include:

•	Net income was $43 million and return on average equity (ROE) was 4.98 percent. This compares to net income of $83 million and ROE of 7.78 percent for the same period of 2009. The decreases were driven primarily by the extremely wide spreads between LIBOR and short-term Consolidated Discount Notes in the first quarter of 2009 combined with the FHLBank funding a large amount of its LIBOR-indexed assets with Discount Notes. In addition, during the first quarter of 2009, earnings benefited from non-recurring gains on sales of securities and prepayment fees. The first quarter of 2010’s earnings were more normal relative to historical experience.

•	Total assets at March 31, 2010 were $67.8 billion, a decline of $3.6 billion (5 percent) from year-end 2009. Average asset balances in the first three months of 2010 declined $22.4 billion (23 percent) from the same period of 2009. The decline in asset balances was a contributing factor to the lower net income. It resulted mainly from a significant decrease in members’ Advance demand as their liquidity needs subsided and their deposits grew throughout 2009 and the first quarter of 2010.

•	Capital adequacy continued to be strong, exceeding all minimum regulatory capital requirements. GAAP capital stood at $3.5 billion, or 5.14 percent of total assets, on March 31, 2010, which included $416 million of retained earnings.

•	The FHLBank paid stockholders a cash dividend on March 18, 2010 at a 4.50 percent annualized rate, which was 4.24 percentage points above the first quarter average 3-month LIBOR.

•	No credit risk-related or impairment charges were required on our Advances, mortgage loans or investments.

•	More than $5 million was accrued in the first quarter for future use in the Affordable Housing Program. Since the FHLBank established the Program 20 years ago, $338 million of funds have been set-aside from earnings for affordable housing initiatives. Since 2003, the FHLBank also has voluntarily disbursed over $17 million to support targeted affordable housing initiatives. These voluntary contributions are over and above the regulatory Affordable Housing Program requirements.

Operating Results and Profitability

First quarter net income was $43 million, down 49 percent from $83 million in the first quarter of 2009. ROE was 4.98 percent for the first quarter compared to 7.78 percent for the same period in 2009. The ROE spreads to 3-month LIBOR and the Federal funds effective rate are two market benchmarks the FHLBank believes stockholders use to assess the competitiveness of return on their capital investment. These spreads were below those in the same period of 2009 as shown in the table below, but still very favorable compared to long-term historical levels.

	Three Months
	Ended March 31,
	2010	2009
ROE spread to 3-month LIBOR	4.72	6.54
ROE spread to Federal funds effective rate	4.85	7.60

The lower net income and ROE resulted from the following factors:

•	Until mid-year 2009, the FHLBank earned wider portfolio spreads on many short-term and adjustable-rate assets indexed to LIBOR and funded with short-term Discount Notes.

•	The first quarter of 2009 had $14 million in income from: $6 million in gains from the sale of mortgage-backed securities, $4 million in Advance prepayment fees, and $4 million in net market value gains (primarily unrealized) relating to accounting for derivatives. By comparison, income from the latter two items totaled $4 million in the first quarter of 2010 and there were no security sales.

•	Short-term interest rates were lower in the first quarter of 2010 compared to the first quarter of 2009, which reduced the amount of earnings generated from funding assets with interest-free capital. The benchmark 3-month LIBOR rate averaged 0.26 percent in the first quarter of 2010, compared to 1.24 percent in the same period of 2009.

•	The $22.4 billion reduction in total average assets also decreased income.

The wider portfolio spreads earned in the first half of 2009 resulted from the financial market disruptions that began in 2008, which increased the cost of inter-bank lending (represented by LIBOR) relative to other short-term interest costs such as FHLBank Discount Notes. Discount Notes are used to fund a large amount of LIBOR-indexed assets. In the second half of 2009, short-term LIBOR decreased, reverting the spread between LIBOR and Discount Notes back to approximate long-term historical levels. The LIBOR-Discount Note spread was at a relatively normal level in the first quarter of 2010.

These unfavorable impacts on earnings were partially offset by lower interest expense because throughout 2009 and the first quarter of 2010 the FHLBank retired a significant amount of Consolidated Obligation Bonds before their final maturities, in response to the decline in intermediate- and long-term interest rates, and replaced them with new Obligations at substantially lower interest costs.

Assets and Mission Asset Activity

The ending balance of Mission Asset Activity – composed of Advances, Letters of Credit, and the Mortgage Purchase Program – fell $4.0 billion (8 percent) from year-end 2009 and was $44.9 billion at March 31, 2010.

The principal balance of Advances fell $2.9 billion from year-end 2009 to $32.3 billion at March 31, 2010, due to three factors. First, the ongoing effects of the economic recession continued to lower demand for consumer, mortgage, and commercial loans, which in turn reduced members’ need for Advances. Based on the most recent information available, members’ loan demand (adjusted for out-of-district mergers) fell six percent ($37 billion) in 2009. Second, members’ deposits grew by four percent ($23 billion) in 2009. The FHLBank believes these trends continued in the first quarter of 2010. Third, there was also continued availability of government funding and liquidity programs for members. The government’s activities were led by the Federal Reserve System and its quantitative easing programs, which resulted in a dramatic increase in banks’ excess reserves.

On both an absolute dollar and percentage basis, most of the decrease in Advances occurred from the FHLBank’s ten largest borrowers. Overall Advance demand is expected to remain weak until the Federal Reserve System tightens monetary policy, an economic recovery brings an expansion of members’ loan demand, and the government’s funding and liquidity programs are wound down.

The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $8.9 billion at March 31, 2010, a decrease of $0.3 billion (4 percent) from year-end 2009. In the first quarter of 2010, the FHLBank purchased $131 million of mortgage loans, while principal paydowns totaled $463 million.

The balance of investments at March 31, 2010 was $23.9 billion, a decrease of 1 percent, or $0.3 billion from year-end 2009. Total investments included $12.3 billion of mortgage-backed securities and $11.6 billion of short-term money market instruments. The latter are generally held for liquidity purposes to support members’ funding needs and to protect against the potential inability to access capital markets for debt issuance. Only 1 percent of the mortgage-backed securities held were private-label mortgage-backed securities, while 99 percent were issued and guaranteed by Fannie Mae or Freddie Mac.

Capital Stock and Retained Earnings

The GAAP capital-to-assets ratio at March 31, 2010 was 5.14 percent. Regulatory capital-to-assets ratio was 5.76 percent at the end of the first quarter, well above the required minimum of 4.00 percent. Regulatory capital includes mandatorily redeemable capital stock accounted for as a liability, which provides the same protections as GAAP capital against losses. Total capital increased $20 million, or 1 percent, during the first quarter of 2010.

Retained earnings were $416 million at March 31, 2010, an increase of $4 million (1 percent) from year-end 2009. The business and market environments were conducive to generating sufficient earnings allowing the FHLBank to continue to pay stockholders a very competitive dividend return in the first quarter of 2010 and to increase retained earnings.

Risk Exposure

The FHLBank believes that during the first quarter of 2010 its liquidity position remained strong, as did its overall ability to fund operations through Consolidated Obligation issuance at acceptable interest costs. Residual exposure to market risk continued to be moderate and exposure to operational risk continued to be minimal. In the first quarter of 2010, market risk exposure was at a level consistent with historical averages, and consistent with the FHLBank’s cooperative business model which provides strong incentives to minimize risk exposure.

The FHLBank continued to experience limited credit risk exposure from offering Advances, purchasing mortgage loans, making investments, and executing derivative transactions, due to the FHLBank’s conservative underwriting, collateral and counterparty policies and limits. Based on analysis of actual and expected future exposures and application of GAAP, the FHLBank continues to believe no loss reserves are required for Advances or mortgage assets and no investments are considered to be other-than-temporarily impaired.

# # #

The Federal Home Loan Bank of Cincinnati is a triple-A rated regional wholesale cooperative bank. The FHLBank raises private-sector capital from member-stockholders and, with other FHLBanks, issues high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. The FHLBank also funds community investment programs that help our members create affordable housing and promote community economic development. The FHLBank has 736 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 District FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31,	December 31,	Percent
	2010	2009	Change (2)
Total assets	$67,796	$71,387	(5)%
Advances (principal)	32,270	35,123	(8)
Mortgage loans (principal)	8,948	9,280	(4)
Total investments	23,875	24,193	(1)
Consolidated Obligations:
Discount Notes	25,038	23,187	8
Bonds	36,061	41,222	(13)

Total Consolidated Obligations	61,099	64,409	(5)

Mandatorily redeemable capital stock	412	676	(39)
Capital stock	3,079	3,063	—
Retained earnings	416	412	1
Total capital	3,487	3,467	1
Capital-to-assets ratio (GAAP)	5.14%	4.86%
Capital-to-assets ratio (Regulatory) (1)	5.76%	5.81%

OPERATING RESULTS

	Three Months Ended March 31,
			Favorable/
			(Unfavorable)
			Percent
	2010	2009	Change (2)

Total interest income	$326	$515	(37)%
Total interest expense	(258)	(402)	36

Net interest income	68	113	(40)
Other income (loss)	4	12	(72)
Other expense	(13)	(12)	(9)
Assessments	(16)	(30)	47

Net income	$43	$83	(49)

Return on average equity	4.98%	7.78%
Return on average assets	0.24	0.35
Net interest margin	0.38	0.48
Annualized dividend rate	4.50	4.50
Average 3-month LIBOR	0.26	1.24

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results.

###